Exhibit 10.13

December 30, 2013

James R. Kibler

9423 Southern Pine Boulevard

Charlotte, NC 28273

Dear Randy:

We are pleased to offer you the position of Non-Executive Chairman of BHI Holding Corp. (the “Company”) effective as of February 1, 2014 (“Effective Date”). The purpose of this letter agreement is to confirm the terms of your appointment as Non-Executive Chairman of the Board of Directors of the Company (the “Board”) and the obligations of the Company to provide you with certain fees and expense reimbursement rights while you are Non-Executive Chairman of the Board (the “Non-Executive Chairman”).

1.	Agreement to Serve as the Non-Executive Chairman of the Company. You agree to serve as the Non-Executive Chairman commencing as of the Effective Date and continuing, subject to earlier termination of your role as the Non-Executive Chairman upon your resignation or removal as the Non-Executive Chairman for any reason, until the one year anniversary of the Effective Date (the “Term”). As Non-Executive Chairman, your duties will include, without limitation, providing strategic guidance regarding the finances and operations of the Company and its subsidiaries, leading meetings of the Board and general oversight with respect to the Company and its subsidiaries (collectively, the “Services”), in each case, in accordance with the terms of this letter agreement. It is the Company’s expectation that you will commit one day per week performing Services for the benefit of the Company.

2.	Termination of Employment Agreement. As of the Effective Date, you shall no longer serve as Chief Executive Officer of the Company or its subsidiaries, and your prior employment agreement dated September 17, 2007 (as amended by that certain letter agreement dated June 23, 2011, the “Prior Employment Agreement”) shall automatically terminate as of the Effective Date with no further force or effect. You acknowledge and agree that in connection with your cessation as Chief Executive Officer of the Company and its subsidiaries and the termination of the Prior Employment Agreement you shall not be entitled to any severance payments or benefits under the Prior Employment Agreement or under any benefit plan or severance policy of the Company or any of its subsidiaries generally available to employees of the Company or any of its subsidiaries or otherwise.

3.	Fees. In consideration of the Services, the Company will pay you a fee at an annual rate of $200,000 during the Term, payable in substantially equal monthly installments. You shall also have an opportunity to receive an additional fee of $75,000 during the Term based on the achievement of certain performance goals of the Company, and subject to such other terms and conditions, in each case, as determined by the Board.

4.	Options. The Company previously granted you an option to purchase an aggregate of 3,409 shares of common stock of the Company (the “Option”) under the BHI Holdings Corp. 2011 Equity Incentive Plan (the “Equity Plan”) pursuant to that certain Non-Qualified Stock Option Award Agreement dated as of April 17, 2012 between you and the Company (“Option Agreement”), of which 1,136 shares of common stock of the Company subject to the Option vest based on the passage of time (the “Time Options”) and 2,273 shares of common stock of the Company subject to the Option vest based upon the achievement of specified performance conditions (the “Performance Options”). With respect to the Option, (i) your ceasing to be the Chief Executive Officer of the Company and its subsidiaries shall not be considered a termination of your Service (as defined in the Equity Plan), (ii) all of the Time Options which are outstanding and unvested as of immediately prior to the Effective Date will vest in full as of the Effective Date and (iii) fifty percent (50%) of the Performance Options which are outstanding and unvested as of immediately prior to the Effective Date will be forfeited as of the Effective Date and the remaining fifty percent (50%) of the Performance Options which are outstanding and unvested as of immediately prior to the Effective Date will remain eligible to vest in accordance with the terms of the Equity Plan and the Option Agreement, subject to your continued Service as a Director (as defined in the Equity Plan) through each applicable vesting date.

5.	Expenses. During the Term, the Company shall reimburse you for your reasonable travel and other reasonable expenses incurred in connection with the Services, including attending meetings of any committees of the Board, provided you timely submit receipts or other documentation reasonably acceptable to the Company.

6.	Relationship. This letter agreement does not create or otherwise establish any right on your part to be or to continue to be elected or appointed the Non-Executive Chairman and does not create an employment contract between the Company and you.

7.	Benefits. During the Term, to the extent permitted under the terms of the Company’s (or one of its subsidiaries’) health insurance plan (as in effect from time to time following the Effective Date), and applicable law, the Company will provide you with continued coverage under such plan until the earlier of (x) the expiration of the Term, (y) your resignation or removal as the Non-Executive Chairman or (z) the date you have commenced new employment (the “Benefits Period”); provided, that if such participation is not permitted under such plans and arrangements or if such participation could be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) or otherwise, such continued coverage shall not be provided and to the extent you timely elect continuation coverage under COBRA, following the Effective Date but prior to the expiration of the Benefits Period, the you shall be entitled to reimbursement by the Company, on a monthly basis, in an amount equal to the amount of the Company’s monthly contribution for you for such benefits immediately prior to the Effective Date until the expiration of the Benefits Period.

8.	Confidentiality; Non-Compete. (a) You hereby acknowledge and agree that you will not at any time while you are the Non-Executive Chairman, or at any time thereafter, use, other than for the purposes of the Company, or disclose to any third party, any confidential information of the Company acquired as a result of your relationship with the Company, including without limitation information relating to the business, operations and finances of the Company and any subsidiaries or affiliates, or any other information deemed by the Company to be confidential information; provided, however, that this paragraph shall not apply (i) to any information which is or becomes public knowledge (other than as a result of your conduct); or (ii) to the disclosure of any information with the prior written consent of the Company.

(b) You hereby acknowledge and agree that while you are serving on the Board and for a period of one (1) year commencing with the date you cease to serve as a Board member (the “Restricted Period”), you shall not, directly or indirectly, be employed by or otherwise provide services for, including but not limited to, as a consultant, independent contractor or other capacity, or own or invest in (other than ownership for investment purposes of less than two percent (2%) of a publicly traded company) any company or other entity or organization operating or managing quick service restaurants in the United States that are primarily focused on chicken products (“Competitive Business”). A Competitive Business shall be deemed to include (but without limitation) Chick-fil-A, Kentucky Fried Chicken, Church’s, Zaxby’s and Popeye’s. In addition, during the Restricted Period, you hereby acknowledge and agree that you shall not, directly or indirectly, on your behalf or the behalf of a third party, hire, solicit, persuade or induce or attempt to do so any person who is actively employed by or performing services as an independent contract for, the Company or its subsidiaries at any time during the twelve (12) months preceding your termination. You further acknowledge that the Company has expended and will continue to expend substantial time, money and effort to develop its goodwill, business sources and customers, and thus the restrictive covenants contained in this Section 8 are reasonable to protect the Company and that in the event of any breach of this Section 8 by you, the damages suffered by the Company are not readily susceptible to being measured by money damages and that, in addition to any other remedies available to the Company at law or in equity, the Company shall be entitled to obtain specific performance and injunctive or other equitable relief by a court of competent jurisdiction without the necessity of posting a bond or proving actual damages and without liability should such relief be denied, modified or vacated. You also recognize that the territorial, time and scope limitations set forth in this Section 8 are reasonable and are properly required for the protection of the Company and its subsidiaries and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and you agree, and you submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

9.	Other Understandings; Prior Employment Agreement. This letter agreement, together with the Option Agreement, as amended hereby, set forth the entire agreement and understanding between the Company and you and supersedes any and all other agreements, either oral or in writing between the Company and you, including, without limitation, the Prior Employment Agreement. No change to or modification of this letter agreement will be valid unless in writing and signed by the Company and you.

10.	Governing Law, etc. This letter agreement and any claim or controversy arising hereunder or related hereto (whether by contract, tort or otherwise) will be governed by and construed in accordance with the internal laws of the State of Delaware. If any legal action is brought concerning any matter relating to this letter agreement, or by reason of any breach of any covenant, condition or agreement referred to herein, the prevailing party shall be entitled to have and recover from the other party to the action all costs and expenses of suit, including attorneys’ fees.

11.

Section 409A. The parties agree that this letter agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”), and all provisions of this letter agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A. All reimbursements for costs and expenses under this letter agreement shall be paid in no event later than the end of the calendar year following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable. If under this letter agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

12.	Counterparts. This letter agreement may be executed and delivered by facsimile or electronic signature in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same letter agreement.

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Please confirm your acceptance and agreement to the terms described herein by signing on the space provided below and returning this letter agreement to the Company.

BHI HOLDING CORP.

By:	/s/ Andrew W. Crawford
Name: Andrew W. Crawford
Title: Director

Agreed and Accepted as of the date first written above.

/s/ James R. Kibler
James R. Kibler